        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (COMBINED WITH 50%-OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                                2002    2001
        NINE MONTHS ENDED SEPTEMBER 30 (In millions)            ----    ----
Income from continuing operations...........................    $161    $119
Add
  Interest..................................................      71      82
  Portion of rentals representative of interest factor......       9      10
  Income tax expense and other taxes on income..............     107      85
  Amortization of interest capitalized......................       1       1
                                                                ----    ----
  Earnings as defined.......................................    $349    $297
                                                                ====    ====
Interest....................................................    $ 71    $ 82
Interest capitalized........................................       4       3
Portion of rentals representative of interest factor........       9      10
                                                                ----    ----
  Fixed charges as defined..................................    $ 84    $ 95
                                                                ====    ====
Ratio of earnings to fixed charges..........................    4.15    3.13